EXPLANATION OF RESPONSES
(1)
On May 30, 2019, the CIF Funds (as defined below) distributed an aggregate of 1,909,091 shares of Class A common stock of the Issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Initial Distribution”).  In connection with the Initial Distribution, Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), the general partner of AIP B (as defined below) and AIP A (as defined below) acquired direct ownership of 200,603 shares of Class A common stock (the “IVP Coinvestment II Distribution”).  On May 30, 2019, IVA Coinvestment II distributed 200,603 shares of Class A common stock pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA Coinvestment II (the (the “IVA Coinvestment II Distribution and, together with the Initial Distribution, and the IVP Coinvestment II Distribution, the “Distribution”).  The respective partners of the Insight Funds and IVA Coinvestment II, did not furnish any consideration in exchange for shares received in connection with the Distribution.

(2)	Held directly by IVP CIF II (AIP B), L.P., (“AIP B”)
(3)	Held directly by IVP CIF II (AIP A), L.P. (“AIP A” and collectively with AIP B, the “CIF Funds”)
(4)
One share of the Issuer's Class B common stock, was issued for each limited liability company unit of Pluralsight Holdings, LLC (each an “LLC Unit”) held by the Reporting Person pursuant to a reclassification of Pluralsight Holdings, LLC that occurred prior to the Issuer’s initial public offering of its Class A common stock. The shares of Class B common stock (i) confer no incidents of economic ownership on the holders thereof and (ii) only confer one-to-one voting rights on the holders thereof. Each share of Class B common stock and corresponding LLC Unit is convertible into one share of Class A common stock at the option of the holder and has no expiration date.

(5)	Held directly by IVP CIF II (PS Splitter), L.P.